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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)         JULY 6, 1999
                                                --------------------------------

                          SEL-DRUM INTERNATIONAL, INC.
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               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


        NEW YORK                        0-22964               84-1236134
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(STATE OR OTHER JURISDICTION          (COMMISSION           (IRS EMPLOYER
OF INCORPORATION)                     FILE NUMBER)        IDENTIFICATION NO.)


501 AMHERST STREET, BUFFALO, NEW YORK                         14207-2913
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(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)


Registrant's telephone number, including area code  (905) 335-2766
                                                  ------------------------------


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          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.  OTHER

        On July 15 1999, the Registrant was notified by receipt of a Schedule 13D from certain principal shareholders of the following event:

        During the last month, Brian F. Turnbull, Chairman of the Board of Directors of Sel-Drum International, Inc. (the "Corporation"), and Robert E. Asseltine, an advisor of Mr. Turnbull's and a consultant to the Corporation, had advised the Board of Directors of the Corporation that they were considering a number of alternatives directed at maximizing the value of their respective direct and beneficial holdings of the Corporation's Common Stock and their Preferred Stock holdings in the Corporation's Sel-Drum Imaging Corporation subsidiary and to facilitate their personal Estate Planning. Messrs. Turnbull and Asseltine have indicated that some of these alternatives involved disposition of their interests as a block to one or more buyers which could result in a "change of control" as that term is used under the Federal Securities laws.

        On July 6, 1999, Messrs. Turnbull and Asseltine delivered an executed original Term Sheet (the "Term Sheet") among themselves, Cotran
        Holding Inc. and Desigraphix Kopi Inc. (the "Purchasers"). Pursuant to the Term Sheet, Messrs. Asseltine and Turnbull have agreed to sell to the Purchasers all of the shares of the Corporation's Common Stock beneficially held by them at a price of $.40 per share. Additionally, Messrs. Asseltine and Turnbull have agreed to deliver and sell to the Purchasers an additional 1,119,000 shares of Common Stock held by family members or related parties.

        The Term Sheet further provides for the Purchasers' acquisition of all outstanding shares of Preferred Stock held by Messrs. Asseltine and Turnbull (or their affiliates) in the Corporation's Sel-Drum Imaging Corporation subsidiary. The purchase price for the Preferred Stock is $457.90 per share.

        Messrs. Turnbull and Asseltine will each indemnify the Purchasers in the event that any of the following occur:

        a. The Corporation does not report at least $5,200,000 of shareholders' equity at July 31, 1999;

        b. The Corporation's July 31, 1999 pre-tax earnings is not at least $100,000; and

        c. The Corporation's current reserve for doubtful accounts receivable at July 31, 1999 exceeds $100,000 at July 31, 2000.

       The proposed transaction is contingent upon several items including but not limited to: the repayment of indebtedness to the Corporation owed by related parties (approximately $159,820 owed by two corporations controlled by Mr. Turnbull); the resignation of the current members of the Board of Directors, and the execution of a definitive agreement.

       The parties are currently securing the release of any of Mr. Turnbull's personal guarantees of the Corporation's indebtedness, as well as the consent of the National Bank of Canada and Western Economic Diversification Fund and any other third party consents. The parties have further agreed that, if the transaction does not close, an amount of $400,000 shall be paid by the party who refuses to proceed for reasons other than a breach of

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       representation or warranties in the definitive agreement or refusal of any regulatory authority to proceed with the transaction.

       The parties expect the closing of the definitive agreement will take place on or before July 30, 1999. At the closing of the transaction, the departing current Board of Directors will name their successors to serve until the next Annual Meeting of Shareholders.

       The Registrant, C. Cotran Holding Inc. and Densigraphix Kopi Inc. issued the following Joint Statement on July 15, 1999:

                  "Certain principal shareholders of Sel-Drum International, Inc. have entered into a Term Sheet for the acquisition by C. Cotran Holding Inc. and Densigraphix Kopi Inc. of approximately 90% of the outstanding shares of Common Stock of Sel-Drum International, Inc. and all of the Preferred Stock of Sel-Drum's Canadian subsidiary, Sel-Drum Imaging Corporation.

                  Camille Cotran, Chairman and Chief Executive Officer of C. Cotran Holding Inc. and Densigraphix Kopi Inc. stated: "We are extremely excited at the prospects of joining two tremendous companies as industry leaders in the toner, copier, printer and facsimile replacement part marketplace. Our acquisition of a controlling interest in Sel-Drum will, in effect, create two very strong leaders in their respective markets. In the long-term, our enhanced and complimentary product offerings should position Sel-Drum and Densigraphix for growth in an increasingly challenging and rapidly consolidating industry. We expect Densigraphix and Sel-Drum's employees and customers and, most importantly, shareholders to be the ultimate beneficiaries."

                  Brian Turnbull, Chairman of Sel-Drum International, Inc. stated: "The Densigraphix/Sel-Drum marriage should serve to enhance Sel-Drum's longer-term strategy of enhancing shareholder value through increased economies of scale and sales and earnings growth."

               Sel-Drum International, Inc. is a publicly-held independent distributor of high mortality copier and printer replacement parts and supplies. The Corporation's Common Stock currently trades on the NASD's OTC Bulletin Board under the symbol SDUM.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)   Financial Statements of Business Acquired

               Not Applicable

(b)   Pro Forma Financial Information

               Not Applicable

(c)   Exhibits

               Not Applicable


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  SEL-DRUM INTERNATIONAL, INC.


July 16, 1999                              By:    /s/ Raymond C. Sparks
                                                  -------------------------
                                                  Raymond C. Sparks
                                                  President and CEO


July 16, 1999                              By:    /s/ John C. Hall
                                                  -------------------------
                                                  John C. Hall
                                                  Vice President-Finance